Exhibit 99.1
NEWS RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(973) 355-8141

Charlie Mayr
(973) 355-8483
Watson Q1 Net Revenue Climbs 28 Percent to $857 Million
- First Quarter 2010 GAAP EPS of $0.57; Adjusted Cash EPS of $0.81
- Adjusted EBITDA Increases 26 percent to $198.9 Million
- Company Increases 2010 Forecast
MORRISTOWN, NJ — May 10, 2010 — Watson Pharmaceuticals, Inc. (NYSE: WPI) today reported a 28 percent increase in net revenue for the first quarter ended March 31, 2010 to $856.5 million, compared to $667.4 million in the first quarter 2009. On an adjusted cash basis, net income increased 25 percent to $100.3 million or $0.81 per share, compared to $80.2 million or $0.69 per share in the first quarter. GAAP earnings for the first quarter 2010 were $0.57 per share, compared to $0.43 per share in the prior year period.
For the first quarter 2010, adjusted EBITDA increased 26 percent to $198.9 million, versus $158.0 million for the first quarter 2009. Cash and marketable securities were $182.3 million as of March 31, 2010. Please refer to the attached reconciliation tables for adjustments to GAAP earnings. Watson’s results include a full quarter of Arrow Group results.
“Watson completed its first quarter with strong earnings and significant momentum for the remainder of the year,” said Paul Bisaro, President and CEO. “Our generics business benefitted from the first full quarter of sales from our newly acquired international business, the launch of Diltiazem LA, as well as growth of our Metoprolol business. We have entered into ten new patent challenges so far this year. In our global brands business, we received approval for a six month formulation of TRELSTAR® and completed several key product development deals, expanding our women’s health portfolio and furthering our biologics efforts.”
“Our overall performance in the quarter, combined with the proceeds from the sale of our interest in Scinopharm, permitted us to substantially reduce our debt, while continuing to support a strong investment in R&D. We also continued our focus on driving further efficiencies within our global supply chain,” Bisaro added. “Given the strong start to the year and the positive trends we see for the remainder of the year, we are increasing our forecast for 2010 and now expect our adjusted cash earnings to be between $3.25 and $3.45 per share.”
First Quarter 2010 Business Segment Results
Global Generics Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in millions)	2010	2009
Product sales	$534.1	$395.2
Other revenue	9.7	6.5

Net revenue	543.8	401.7
Operating expenses:
Cost of sales	287.5	238.5
Research and development	42.2	30.1
Selling and marketing	26.9	12.7

Segment contribution	$187.2	$120.4

Segment margin	34.4%	30.0%

Adjusted gross profit (1)	$273.1	$170.5
Adjusted gross margin	50.2%	42.4%

(1)	Adjusted gross profit represents adjusted net revenue less adjusted cost of sales and excludes amortization of acquired intangibles. Pro forma adjustments for the respective periods include the following:

Global Supply Chain Initiative	$5.0	$7.3
Purchase accounting adjustments	11.8	—
Global Generics net revenue for the first quarter 2010 increased 35 percent to $543.8 million, reflecting the addition of product sales from our new international markets and higher sales of extended release products, including Metoprolol. International product sales were $106 million.

Adjusted Global Generics gross margin increased eight percent to 50.2 percent in the first quarter 2010, due to the launch of new products and increased efficiencies resulting from our Global Supply Chain Initiative.
Global Generics research and development expense increased $12.1 million to $42.2 million in the first quarter 2010, due to higher international R&D expense. Watson currently has more than 100 ANDAs pending in the U.S., including tentative approvals, and more than 900 applications pending outside of the U.S.
Global Brands Segment Contribution

	Three Months Ended
	March 31,
(Unaudited; $ in millions)	2010	2009
Product sales	$72.4	$98.2
Other revenue	18.9	13.8

Net revenue	91.3	112.0
Operating expenses:
Cost of sales	24.7	24.2
Research and development	17.3	12.2
Selling and marketing	32.5	36.9

Segment contribution	$16.8	$38.7

Segment margin	18.4%	34.6%

Adjusted gross profit (1)	$66.6	$87.8
Adjusted gross margin	72.9%	78.4%

(1)	Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.
Global Brands net revenue decreased 18 percent to $91.3 million in the first quarter 2010. Global Brands product sales for the first quarter 2010 decreased $25.8 million to $72.4 million, due to the loss of Ferrlecit® in December 2009, partially offset by increased sales of our new products RAPAFLO® and Gelnique®, as well as higher sales of INFeD®. Global Brands Other revenue increased $5.1 million to $18.9 million, due to higher revenue from our co-promoted brand products Androgel® and Femring®.
Adjusted gross margin for the Global Brands segment decreased 5.5 percent to 72.9 percent, in the first quarter 2010 as a result of the loss of Ferrlecit® in December 2009.

Global Brands R&D investment increased $5.1 million to $17.3 million, due primarily to a licensing payment for a new women’s health product.
Distribution Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in millions)	2010	2009
Net revenue	$221.4	$153.7
Operating expenses:
Cost of sales	192.5	126.0
Selling and marketing	18.2	16.1

Segment contribution	$10.7	$11.6

Segment margin	4.8%	7.5%

Adjusted gross profit (1)	$28.9	$27.7
Adjusted gross margin	13.1%	18.0%

(1)	Adjusted gross profit represents net revenue less cost of sales and excludes amortization of acquired intangibles.
Distribution segment net revenue for the first quarter 2010 increased 44 percent or $67.7 million to $221.4 million. The increase was primarily due to sales of generic versions of Aldara® and Flomax® launched in the first quarter 2010, as well as sales of new products launched late in 2009. Distribution revenue consists of sales of third-party products and excludes sales of Watson’s brand and generic products.
Distribution segment adjusted gross margin decreased to 13.1 percent in the first quarter 2010, compared to 18.0 percent in the first quarter 2009 and 14.6 percent in the fourth quarter 2009. The decrease is the result of product mix including higher third-party brand product sales compared to the prior year period.
Other Operating Expenses
Consolidated general and administrative expense increased eight percent from $68.9 million to $74.4 million primarily as a result of our newly acquired international business, and includes a $3.0 million legal settlement in the current year. The prior year period included $18.8 million in legal settlements.
Amortization expense for the first quarter 2010 was $39.0 million, which includes $18.6 million in amortization related to the Arrow Group acquisition. Amortization expense was $21.8 million in 2009.

2010	Financial Outlook
Watson’s estimates are based on actual results for the first quarter 2010 and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.
— Watson estimates total net revenue for the full year ended December 31, 2010 at approximately $3.55 billion.
— Total Global Generics segment revenue between $2.25 and $2.40 billion, with international product sales between $500 and $550 million
— Total Global Brands segment revenue between $440 and $480 million
— Total Distribution segment revenue between $730 and $780 million
— Adjusted EBITDA between $800 million and $850 million
— Cash earnings per share between $3.25 and $3.45
Webcast and Conference Call Details
Watson will host a conference call and webcast today at 8:30 a.m. Eastern Time to discuss first quarter results, the outlook for 2010 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 66758855. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Time, May 14, 2010. To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watson.com.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in many of the world’s established and growing international markets.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.

Forward-Looking Statement
Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; timely and successful consummation and implementation of strategic transactions, including the pending transaction with Columbia Laboratories, Inc. to acquire rights to Crinone® and Prochieve®; the difficulty of predicting the timing or outcome of litigation; successful integration of strategic transactions including the acquisition of the Arrow Group; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the acquisition of the Arrow Group; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products and the settlement of patent litigation; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s annual report on Form 10-K for the period ended December 31, 2009. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
All trademarks used are the property of their respective owners.

The following table presents Watson’s results of operations for the three months ended March 31, 2010 and 2009:
Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Net revenues	$856.5	$667.4

Operating expenses:
Cost of sales (excludes amortization, presented below)	504.7	388.7
Research and development	59.5	42.3
Selling, general and administrative	152.0	134.6
Amortization	39.0	21.8
Loss (gain) on asset sales and impairment	1.0	(1.5)

Total operating expenses	756.2	585.9

Operating income	100.3	81.5

Non-operating income (expense), net:
Interest income	0.4	2.0
Interest expense	(20.3)	(4.7)
Other income	26.1	1.2

Total non-operating income (expense), net	6.2	(1.5)

Income before income taxes and noncontrolling interest	106.5	80.0
Income attributable to noncontrolling interest	—	—

Income before income taxes	106.5	80.0
Provision for income taxes	36.7	30.9

Net income	$69.8	$49.1

Diluted earnings per share	$0.57	$0.43

Diluted weighted average shares outstanding	123.4	118.2

The following table presents Watson’s Condensed Consolidated Balance Sheets as of March 31, 2010 and December 31, 2009.
Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	March 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$169.2	$201.4
Marketable securities	13.1	13.6
Accounts receivable, net	543.8	519.5
Inventories	710.7	692.3
Other current assets	204.4	213.3
Current deferred tax assets	128.5	130.9
Property and equipment, net	678.1	695.5
Investments and other assets	87.0	155.7
Product rights and other intangibles, net	1,684.5	1,721.9
Goodwill	1,670.9	1,648.1

Total assets	$5,890.2	$5,992.2

Liabilities & Stockholders’ Equity
Current liabilities	$795.5	$744.8
Current debt and current portion of long-term debt	85.0	307.6
Long-term debt	1,155.5	1,150.2
Deferred income taxes and other liabilities	760.8	766.5
Stockholders’ equity	3,093.4	3,023.1

Total liabilities and stockholders’ equity	$5,890.2	$5,992.2

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and 2009.
Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2010	2009
Cash Flows from Operating Activities:
Net income	$69.8	$49.1

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	63.7	45.0
Deferred income tax (benefit) provision	(14.8)	5.7
Provision for inventory reserve	11.9	12.3
Restricted stock and stock option compensation	4.9	4.5
(Gain) loss on securities and impairment	(23.4)	1.1
Other adjustments	3.6	(3.8)
Changes in assets and liabilities:
Accounts receivable, net	(32.3)	(48.6)
Inventories	(44.1)	(15.3)
Accounts payable and accrued expenses	11.7	1.5
Income taxes payable	46.5	10.8
Other assets and liabilities	14.8	7.2

Total adjustments	42.5	20.4

Net cash provided by operating activities	112.3	69.5

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(7.9)	(23.1)
Additions to marketable securities and long-term investments	(5.8)	—
Proceeds from sale of marketable securities and investments	3.8	2.2
Acquisition of business, net of cash acquired	(16.8)	—
Proceeds from the sale of cost/equity investments	94.1	—
Other investing activities, net	1.0	3.0

Net cash provided by (used in) investing activities	68.4	(17.9)

Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(223.4)	(1.6)
Proceeds from stock plans	14.9	3.6
Repurchase of common stock	(4.4)	(2.2)

Net cash used in financing activities	(212.9)	(0.2)

Net (decrease) increase in cash and cash equivalents	(32.2)	51.4
Cash and cash equivalents at beginning of period	201.4	507.6

Cash and cash equivalents at end of period	$169.2	$559.0

The following table presents a reconciliation of reported net income and diluted earnings per share to pro forma cash net income for the three months ended March 31, 2010 and 2009:
Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in millions except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
GAAP to Adjusted cash net income calculation
Reported GAAP net income	$69.8	$49.1
Adjusted for:
Global supply chain initiative(1)	5.2	9.3
Acquisition and licensing charges	26.0	—
Loss (gain) on securities and impairment	(23.4)	1.1
Loss (gain) on asset sales and impairment	1.0	(1.5)
Legal settlements	3.0	18.8
Amortization	39.0	21.8
Income taxes	(20.3)	(18.4)

Adjusted cash net income	100.3	80.2
Add: Interest expense on CODES, net of tax	—	1.9

Adjusted cash net income, adjusted for interest on CODES	$100.3	$82.1

Diluted earnings per share

Diluted earnings per share — GAAP	$0.57	$0.43

Diluted earnings per share — Cash	$0.81	$0.69

Basic weighted average common shares outstanding	121.7	103.1
Effect of dilutive securities:
Conversion of CODES	—	14.4
Dilutive share-based compensation arrangements	1.7	0.7

Diluted weighted average common shares outstanding	123.4	118.2

(1)	Includes accelerated depreciation charges.

The following table presents a reconciliation of reported net income for the three months ended March 31, 2010 and 2009 to adjusted EBITDA:
Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2010	2009
GAAP net income	$69.8	$49.1
Plus:
Interest expense	20.3	4.7
Interest income	(0.4)	(2.0)
Provision for income taxes	36.7	30.9
Depreciation (includes accelerated depreciation)	24.7	23.2
Amortization	39.0	21.8

EBITDA	190.1	127.7

Adjusted for:
Global supply chain initiative	3.8	7.4
Acquisition and licensing charges	19.4	—
Loss (gain) on securities and impairment	(23.4)	1.1
Loss (gain) on asset sales and impairment	1.0	(1.5)
Legal settlements	3.0	18.8
Share-based compensation	5.0	4.5

Adjusted EBITDA	$198.9	$158.0

The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2010 to adjusted net income and adjusted earnings per diluted share:
Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Adjusted Cash Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months
	Ending December 31, 2010
	Low	High
GAAP to Adjusted cash net income calculation

GAAP net income	$246.7	$271.0
Adjusted for:
Amortization	170.7	170.7
Acquisition and licensing charges	50.0	50.0
Global supply chain initiative	35.4	35.4
Legal settlements	3.0	3.0
Loss on asset sales/impairment	1.0	1.0
Gain on security sales	(23.4)	(23.4)
Income taxes	(79.9)	(79.9)

Adjusted cash net income	$403.5	$427.8

Diluted earnings per share

Diluted earnings per share — GAAP	$1.99	$2.19

Diluted earnings per share — Cash	$3.25	$3.45

Diluted weighted average common shares outstanding	124.0	124.0

     The reconciliation table is based in part on management’s estimate of adjusted cash net income for the year ending December 31, 2010. Watson expects certain known GAAP charges for 2010, as presented in the schedule above. Other GAAP charges that may be excluded from adjusted cash net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

     The following table presents a reconciliation of forecasted net income for the twelve months ending December 31, 2010 to adjusted EBITDA:
Table 7
Watson Pharmaceuticals, Inc.
Reconciliation Table — Forecasted Adjusted EBITDA
(Unaudited; in millions)

	Forecast for Twelve Months
	Ending December 31, 2010
	Low	High
GAAP net income	$246.7	$271.0
Plus:
Interest expense	80.3	80.3
Interest income	(1.0)	(1.0)
Provision for income taxes	154.1	169.0
Depreciation (includes accelerated depreciation)	95.3	106.1
Amortization	170.7	170.7

EBITDA	746.1	796.1

Adjusted for:
Loss on asset sales/impairment	1.0	1.0
Share-based compensation	19.0	19.0
Global supply chain initiative	31.6	31.6
Acquisition and licensing charges	22.7	22.7
Legal settlements	3.0	3.0
Gain on security sales/impairment	(23.4)	(23.4)

Adjusted EBITDA	$800.0	$850.0

     The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2010. Watson expects certain known GAAP charges for 2010, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.